Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alpha Tau Medical Ltd. on Form F-1 of our report dated March 31, 2022, with respect to our audits of the financial statements of Healthcare Capital Corp. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from August 18, 2020 (inception) through December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP
New York, NY
April 14, 2022